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                                                                EXHIBIT 99.2L


                                [MLB LETTERHEAD]


Nuveen Municipal Market Opportunity Fund, Inc.
333 West Wacker Drive
Chicago, IL 60606


          RE:  NUVEEN MUNICIPAL MARKET OPPORTUNITY FUND, INC.
               REGISTRATION STATEMENT ON FORM N-2
               (REGISTRATION NOS. 333-      AND 811-06040)


Ladies and Gentlemen:

     We are acting as counsel for Nuveen Municipal Market Opportunity Fund, Inc. (the "Fund"), in connection with the Fund's filing of a registration statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 3,200 authorized but unissued shares of Municipal Auction Rate Cumulative Preferred Stock, of Series W, $.01 par value per share, with a liquidation preference of $25,000 per share, of the Fund (the "MuniPreferred"). In that capacity, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion.

     Based upon the foregoing, it is our opinion that:


     (1) The Fund is validly existing as a corporation in good standing under the laws of the State of Minnesota.

     (2) The MuniPreferred, when issued and delivered by the Fund pursuant to and upon satisfaction of the conditions in, the Purchase Agreement against payment of the consideration set forth therein, will be legally issued, fully paid and non-assessable.


     We hereby consent to the filing of this opinion as Exhibit 1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.



                              Very truly yours,


                              MORGAN LEWIS & BOCKIUS LLP